Exhibit 10.1
ZSCALER, INC. WAIVER AGREEMENT
This Waiver Agreement (the “Waiver”) is made by Amit Sinha, Ph.d (“Participant”), effective as of the date signed below.

Participant informed the Company he will resign as an employee of Zscaler, Inc. (the “Company”) on October 21, 2022 (the “Employee Resignation Date”). Participant desires to waive any rights to continued vesting of existing Company stock options, restricted stock, restricted stock units and/or and performance-based equity awards (“Equity Awards”) and memorialize an understanding of the transition.

Participant acknowledges and agrees as follows:

1.Participant has submitted his resignation as a member of the Company’s Board of Directors (the “Board”) in accordance with the Company’s Corporate Governance Guidelines, and will await the determination of the Board regarding whether such Board resignation will be accepted or whether Participant shall continue as a member of the Board.

2.Irrespective of the Board’s accepting of Participant’s Board resignation, Participant agrees that any unvested Equity Awards granted prior to the Employee Resignation Date shall be forfeited as of the Employee Resignation Date.

3.Participant’s vested stock option granted on April 6, 2017 shall remain exercisable until the earlier of: (x) the end of the post-termination exercise period related to being a service provider set forth in the option agreement or (y) April 6, 2024, the option’s original expiration date.

4.If Participant continues as a non-employee Board member, then Participant will be eligible for compensation under the Outside Director Compensation Policy, but will not be eligible for an initial restricted stock unit award as a result of his prior and continuing service as a Board member. Participant’s first equity grant as a member of the Board, if any, would be the annual restricted stock grant scheduled at the 2022 Annual Meeting of Stockholders expected to be held in January 2023.

5.This Waiver represents the entire agreement and understanding between the parties as to the subject matter hereof and supersedes all prior or contemporaneous agreements, whether written or oral.

IN WITNESS WHEREOF, this Waiver is entered into as of the Effective Date.

PARTICIPANT    COMPANY

/s/ Amit Sinha	/s/ Jay Chaudhry
By: Amit Sinha	By: Jay Chaudhry
Date: 10/6/2022	Date: 10/6/2022